Exhibit 4.1
AMENDMENT NO. 3 TO AMENDED AND
RESTATED RIGHTS AGREEMENT
     THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED RIGHTS AGREEMENT (the “Amendment”), is dated the 14th day of April, 2009 and effective as of the 31st day of March, 2009, by and between CROWN CRAFTS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (successor Rights Agent to Computershare Investor Services, LLC) (the “Rights Agent”).
WITNESSETH:
     WHEREAS, the Company and the Rights Agent entered into that certain Amended and Restated Rights Agreement dated as of August 6, 2003, as amended by that certain Amendment No. 1 to Amended and Restated Rights Agreement dated as of July 12, 2006 and that certain Amendment No. 2 to Amended and Restated Rights Agreement dated as of August 30, 2006 (as so amended, the “Rights Agreement”);
     WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company (the “Board”); and
     WHEREAS, pursuant to a resolution duly adopted, the Board authorized and directed the execution and delivery of this Amendment;
     NOW, THEREFORE, the Company and the Rights Agent agree as follows:
     1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by deleting the text of such Section 1(a) in its entirety and substituting the following in lieu thereof:
     “(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of twenty percent (20%) or more of the Common Shares of the Company then outstanding, but shall not include:
(i) the Company;
(ii) any Subsidiary (as such term is hereinafter defined) of the Company;
(iii) any employee benefit plan of the Company or any Subsidiary of the Company; or
(iv) any entity holding Common Shares for or pursuant to the terms of any such plan.
     The Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons.”

     Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to twenty percent (20%) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of twenty percent (20%) or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement.”
     2. Amendment of Section 1(f). Section 1(f) of the Rights Agreement is hereby amended be deleting the reference therein to “State of Georgia” and substituting therefor “Commonwealth of Massachusetts”.
     3. Amendment of Section 1(i). Section 1(i) of the Rights Agreement is hereby amended by deleting the reference to “$1.00” in the first sentence thereof and substituting therefor “$0.01”.
     4. Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended by deleting the reference in the first sentence thereof to “and the holders of the Rights (who in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)” in its entirety.
     5. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by deleting the reference to “5%” in the first sentence thereof and substituting therefor “twenty percent (20%)”.
     6. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting the reference therein to “March 31, 2009” and substituting therefor “March 31, 2014”. As a result of the foregoing, all references in the Rights Agreement to the “Final Expiration Date” shall refer to March 31, 2014.
     7. Amendment of Section 21. Section 21 of the Rights Agreement is hereby amended as follows:
     (a) by deleting the reference in the first sentence thereof to “, and to the holders of the Rights Certificates by first-class mail” in its entirety;

     (b) by deleting the reference in the sixth sentence thereof to “having an office in the State of Georgia,” in its entirety; and
     (c) by inserting the phrase “, including its Affiliates,” immediately after the word “surplus” in the sixth sentence thereof.
     8. Amendment of Section 26. The address information for the Rights Agent set forth in Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows:
Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Services
     9. Amendment of Section 32. Section 32 of the Rights Agreement is hereby amended by deleting the reference therein to “Georgia” and substituting therefor “Delaware”.
     10. Amendment of Exhibits A and B to the Rights Agreement. Exhibits A and B to the Rights Agreement are hereby amended by deleting each reference therein to “March 31, 2009” and substituting therefor “March 31, 2014”.
     11. Effectiveness. This Amendment shall be effective as of the date hereof, and except as specifically amended hereby, the Rights Agreement is hereby reaffirmed by each of the parties hereto and shall remain unchanged and in full force and effect.
     12. Certification. The undersigned officer of the Company certifies by the execution hereof that this Amendment complies with the terms of Section 27 of the Rights Agreement.
     13. Entire Agreement; Severability. This Amendment (together with the Rights Agreement) contains the entire agreement among the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein or therein shall be binding on the parties hereto. The provisions of this Amendment are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision hereof.
     14. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any principles of conflict of laws.
     15. Counterparts. This Amendment may be executed and delivered (including delivery electronically or by facsimile) in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed to be effective as of the 31st day of March, 2009.

CROWN CRAFTS, INC.
By:	/s/ E. Randall Chestnut
E. Randall Chestnut
President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

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